Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Utz Brands, Inc. on Form S-1 of our report dated March 12, 2020 (which includes an explanatory paragraph relating to Collier Creek Holdings’ ability to continue as a going concern), relating to the balance sheets of Collier Creek Holdings as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019 and for the period from April 30, 2018 (inception) to December 31, 2018. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
September 21, 2020